SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


                                  June 7, 2003
                Date of Report (Date of earliest event reported)



                               ConAgra Foods, Inc.
             (Exact name of registrant as specified in its charter)


    Delaware                        1-7275                     47-0248710
(State or other                  (Commission                  (IRS Employer
jurisdiction of                   File Number)               Identification No.)
incorporation)


One ConAgra Drive, Omaha, Nebraska                              68102-5001
(Address of principal executive offices)                        (Zip Code)



               Registrant's telephone number, including area code
                                 (402) 595-4000


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Item 5.  Other Events.

         ConAgra Foods, Inc. signed an agreement on June 7, 2003 to sell its chicken business to Pilgrim's Pride Corporation. The press release announcing the transaction, and a related Q&A posted on ConAgra Foods' website, are attached as exhibits and incorporated by reference.

         The purchase price to be paid by Pilgrim's Pride to ConAgra Foods is approximately $590 million. As payment for this business, ConAgra Foods expects to receive:

          o    $100 million in cash,

          o    $235 million in shares of Pilgrim's Pride Class A stock, and

          o $255 million in subordinated notes, payable by Pilgrim's Pride to ConAgra Foods

         The number of Class A shares issued by Pilgrim's Pride to ConAgra Foods as part of the payment for this business will be the lesser of 39.4 million shares or the number of shares determined by taking 45% of the estimated purchase price, divided by the greater of (1) the volume weighted average trading price for the period June 10, 2003 through 5 trading days prior to closing, or (2) $5.35. Pilgrim's Pride is not required to issue more than
39.4 million Class A shares in total. The remaining balance of the purchase price will be paid with the subordinated notes.

         If the average closing price for the Class A shares is less than $5.35 for the period measured prior to closing, Pilgrim's Pride is expected to provide additional cash, notes, and/or stock to make up the difference between $5.35 and the average share price for the period measured. If Pilgrim's Pride does not provide additional cash, notes, and/or stock to make up that difference, ConAgra Foods has the right to terminate the agreement.

         After the transaction, ConAgra Foods' fresh chicken requirements will be supplied at market terms by Pilgrim's Pride for use in ConAgra Foods' branded products. The closing of the transaction is subject to closing conditions, and shareholders representing a majority of Pilgrim's Pride current shareholder votes have agreed to vote in favor of the issuance of the Class A shares in the transaction.

Item 7(c).  Exhibits

99.1     Press release dated June 9, 2003.

99.2     Questions and Answers

Item 9.  Regulation FD Disclosure

         The following information, intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition" of Form 8-K, is instead being furnished under this "Item 9. Regulation FD Disclosure" in accordance with SEC Release No. 33-8216.

         As described in the press release and related Q&A, the transaction will result in a pretax charge of approximately $112 million, or $.14 per share after tax, in ConAgra Foods' quarter ended May 25, 2003. The press release announcing the transaction and the related Q&A, attached as exhibits, also provide other financial information about the business being sold.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CONAGRA FOODS, INC.


Date:  June 9, 2003                       By:   /s/ J.P. O'Donnell
                                              ---------------------------------
                                              Name:  J.P. O'Donnell
                                              Title: Executive Vice President,
                                                     Chief Financial Officer and
                                                     Corporate Secretary

                                  EXHIBIT INDEX


Exhibit        Description

99.1     Press release dated June 9, 2003................................

99.2     Questions and Answers...........................................